                                        Registration No. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                    ________________________

                            Form S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                    ________________________

                       SPRINT CORPORATION
     (Exact name of registrant as specified in its charter)

            Kansas                        48-0457967
       (State or other                 (I.R.S. Employer
         jurisdiction                 Identification No.)
     of incorporation or
        organization)

       Post Office Box 11315, Kansas City, Missouri  64112
            (Address of principal executive offices)
                    ________________________

                       SPRINT CORPORATION
               1988 EMPLOYEES STOCK PURCHASE PLAN
                    (Full title of the Plan)
                    ________________________

                          DON A. JENSEN
                  Vice President and Secretary
                         P.O. Box 11315
                  Kansas City, Missouri  64112
             (Name and address of agent for service)

  Telephone number, including area code, of agent for service:
                         (913) 624-3326
                    ________________________

                 CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
                        Amount        maximum       maximum       Amount of
Title of securities     to be         offering      aggregate     registration
to be registered        registered    price         offering      fee
                                      per share     price<FN-1>
                                      <FN-1>


Shares of Common Stock
($2.50 par value)   . . 7,000,00      $36.3125      $254,187,500  $87,651


<FN-1>Estimated  solely for purposes of determining  the  registration fee in accordance with Rule 457(h)(1). The average of the high and low prices of the Common Stock on May 12, 1994, as reported in the consolidated reporting system, was $36.3125.


Pursuant  to  Rule  429 under the Securities  Act  of  1933,  the
Prospectus relating to this Registration Statement meets the requirements for use in connection with the shares of common stock registered under the following Registration Statement on Form S-8: No. 33-21662 pertaining to the 1988 Employees Stock Purchase Plan.

  PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference

       The   following  documents  filed  by  Sprint  Corporation
("Sprint") with the Securities and Exchange Commission (File  No.
1-4721) are incorporated in this Registration Statement by reference:

      Sprint's  Annual  Report on Form 10-K for  the  year  ended
December 31, 1993; its Quarterly Report on Form 10-Q for the quarter ended March 31, 1994; and its Current Report on Form 8-K dated May 16, 1994.

      All  documents  subsequently filed by  Sprint  pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents. Sprint expressly excludes from such incorporation the Report of the Compensation Committee, the Performance Graph and any Report on Repricing of Options/SARs contained in any proxy statement filed by Sprint pursuant to
Section 14 of the Securities Exchange Act of 1934 subsequent to the date of filing of this Registration Statement and prior to the termination of the offering of the securities covered by this Registration Statement.

Item 4.  Description of Securities

       The authorized capital stock of Sprint consists of 500,000,000 shares of Sprint Common Stock and 20,000,000 shares of Sprint Preferred Stock. The authorized but unissued shares of Sprint Preferred Stock are issuable in one or more series, with such designations, preferences and relative, participating, optional or special rights, if any, and the qualifications, limitations or restrictions thereof as may be fixed and determined by resolution of the Board of Directors of Sprint (the "Sprint Board").

     The following are brief summaries of certain provisions with respect to Sprint Common Stock, par value $2.50 per share, contained in Sprint's Articles of Incorporation, as amended. Such statements are qualified in their entirety by reference to such Articles. The term Preferred Stock, as hereinafter used, includes the Preferred Stock-First Series, Convertible (the "First Series"), Preferred Stock-Second Series, Convertible (the "Second Series"), Preferred Stock-Third Series, 7-3/4% Cumulative (the "Third Series"), and Preferred Stock-Fifth Series (the "Fifth Series") and any other series hereinafter established by the Sprint Board and issued by Sprint (including, if issued, the Preferred Stock-Fourth Series, Junior Participating referred to below under "Shareholder Rights"). Sprint Common Stock is listed and traded on the New York, Chicago and Pacific Stock Exchanges.

Dividend Rights and Restrictions

      Subject to certain dividend restrictions of indentures and other borrowing agreements and to the preferential rights of the Preferred Stock, holders of Sprint Common Stock are entitled to dividends as declared thereon by the Sprint Board only out of net income or earned surplus. The most restrictive covenant applicable to dividends is contained in a revolving credit agreement. Among other restrictions, this agreement requires Sprint to maintain specified levels of consolidated net worth, as defined. As a result of this requirement, $1.53 billion of
Sprint's $2.33 billion consolidated retained earnings was effectively restricted from payment of dividends as of March 31, 1994. Before any dividends on Sprint Common Stock may be paid or declared and set apart for payment, full cumulative dividends on the Sprint Preferred Stock must be paid or declared and set apart for payment. If Sprint fails to purchase the Fifth Series shares upon tender by the holders, it is precluded from declaring or paying dividends on its Common Stock until it has deposited the funds necessary for the purchase of such shares. Upon the issuance of other series of Preferred Stock, the Sprint Board may provide for dividend restrictions on Sprint Common Stock as to such series.

Voting Rights

      Except as hereinafter noted, holders of Sprint Common Stock and the First Series, the Second Series and the Fifth Series are entitled at each stockholders' meeting of Sprint, as to each matter to be voted upon, to cast one vote for each share held of record on the books of Sprint.

      The Preferred Stock is entitled to vote as a class with respect to certain matters affecting preferences of the Preferred Stock or creating prior ranking or parity stock. If six quarterly dividends on any series of the Preferred Stock are in arrears, or if any sinking fund payment on any series of the Sprint Preferred Stock has been in arrears for more than one year, the number of Sprint's directors will be increased by two and the holders of Preferred Stock voting as a class will be entitled to elect two directors until all arrears in dividends and sinking fund payments have been paid, and in such event Sprint Common Stock and all voting series of the Preferred Stock would be entitled to elect the remaining directors. If no dividends or less than full cumulative dividends on the Fifth Series shall have been paid for each of four consecutive dividend periods, or if arrearages in the payment of dividends on the Fifth Series shall have cumulated in an amount equal to full cumulative dividends on the Fifth Series for six quarterly dividend periods, the holders of the Fifth Series, acting alone, will be entitled to elect the smallest number constituting a majority of Sprint's Directors then to be elected until all arrears in such dividends are paid or set aside for payment.

      The Sprint Board is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and serving a staggered three-year term. Only one class is elected each year, and it is elected for a three-year term. Sprint stockholders are not entitled to cumulative voting rights in the election of directors.

      Sprint's  Articles  of Incorporation require  that  certain business  combinations  initiated by a  holder  of  at  least  10 percent of Sprint's voting stock must be approved by the holders of 80 percent of the outstanding voting stock.

Restriction on Purchase of Equity Securities by Sprint

      Sprint's Articles of Incorporation prohibit Sprint from purchasing its own equity securities from an owner of 5 percent or more of such equity securities (if any of the securities have been held for less than two years) at a premium over market price unless Sprint either (1) obtains the approval of the holders of a majority of the shares of Sprint's outstanding voting stock (excluding the shares held by the 5 percent security holder) or
(2) makes a tender or exchange offer to purchase securities of the same class on the same terms to all holders of such equity securities.

Shareholder Rights

      Each share of Sprint Common Stock issued prior to the occurrence of certain takeover events has one-half of a Right attached in accordance with the terms of a Shareholder Rights Plan adopted by Sprint on August 8, 1989. The Rights do not become exercisable and do not separate from the shares of Common Stock until the occurrence of such takeover events. Each Right, when it becomes exercisable, entitles the holder to purchase a unit consisting of one one-hundredth of a share of Preferred Stock-Fourth Series, Junior Participating at a price of $235 per unit, or to purchase Sprint Common Stock or common stock of the acquiring company having a value equal to two times the exercise price of the Right, depending upon the circumstances. Under certain circumstances, Rights beneficially owned by a person or group of affiliated or associated persons who have acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Sprint Common Stock become null and void. The Rights may be redeemed by Sprint at a price of one cent per Right and expire on September 8, 1999.

Liquidation Rights

      In the event of liquidation, holders of Sprint Common Stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Sprint indebtedness, and the aggregate liquidation preference of any Sprint Preferred Stock then outstanding.

Preemptive Rights

      No holder of shares of Sprint Common Stock or any other capital stock of Sprint is entitled to preemptive rights or subscription rights, other than pursuant to the Rights referred to under "Shareholder Rights" above.

Fully Paid

      The outstanding shares of Sprint Common Stock are, and the shares of Sprint Common Stock offered hereby when issued will be, fully paid and nonassessable.

Transfer Agents and Registrars

      The Transfer Agents and Registrars for Sprint Common Stock are United Missouri Bank, n.a. (Missouri), and Chemical Bank (New
York).


Item 5.     Interests of Named Experts and Counsel.

      The validity of the 7,000,000 newly authorized and unissued shares  of  Sprint  Common  Stock to be  issued  under  the  1988
Employees  Stock Purchase Plan was passed upon by Don A.  Jensen,
Esq., Vice President and Secretary of Sprint.

Item 6.     Indemnification of Directors and Officers.

      Consistent with Section 17-6305 of the Kansas Statutes Annotated, Article IV, Section 11 of the Bylaws of Sprint provides that Sprint will indemnify directors and officers of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Sprint. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

     Under Section 11, Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Sprint, or who is or was serving at the request of Sprint as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability arising out of his status as such, whether or not Sprint would be required to indemnify such persons against such liability. Sprint carries standard directors and officers liability coverage for its directors and officers. Subject to certain limitations and exclusions, the policies reimburse Sprint for liabilities indemnified under
Section 11 and indemnify directors and officers of Sprint against additional liabilities not indemnified under Section 11.

      Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer or agent of Sprint.

Item 8.     Exhibits.

Exhibit
Number    Exhibit


 4A.      Article  Fifth,  Article  Sixth,  Article  Seventh  and
          Article Eighth of the Articles of Incorporation of Sprint Corporation (the Articles of Incorporation are filed as Exhibit 4 to Sprint Corporation's Current Report on Form 8-K dated March 9, 1993 and incorporated herein by reference).

 4B. Rights Agreement dated as of August 8, 1989, between Sprint Corporation (formerly United Telecommunications, Inc.) and United Missouri Bank, n.a. (formerly United Missouri Bank of Kansas City, N.A.) as Rights Agent (filed as Exhibit 2(b) to Sprint Corporation's Registration Statement on Form 8-A dated August 11, 1989 (File No. 1-4721) and incorporated herein by reference).

 4C. Amendment and supplement dated June 4, 1992 to Rights Agreement dated as of August 8, 1989 (filed as Exhibit 2(c) to Amendment No. 1 on Form 8 dated June 8, 1992 to Sprint Corporation's Registration Statement on Form 8-A dated August 11, 1989 (File No. 1-4721), and incorporated herein by reference).

 5.       Opinion and consent of Don A. Jensen, Esq.

 23A.     Consent of Ernst & Young.

 23B.     Consent of Arthur Andersen & Co.

 23C. Consent of Don A. Jensen, Esq. is contained in his opinion filed as Exhibit 5.

 24. Power of Attorney is contained on page II-7 of this Registration Statement.


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless such information is contained in a periodic report filed by the registrant pursuant to Section 13 or Section

          15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the
          Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless such information is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in
the City of Westwood, State of Kansas, on the 17th     day of May,
1994.

                         SPRINT CORPORATION


                         By /s/ W. T. ESREY
                         (W. T. Esrey, Chairman of the Board)

                        POWER OF ATTORNEY

      We, the undersigned officers and directors of Sprint Corporation, hereby severally constitute W. T. Esrey, A. B. Krause and J.R. Devlin and each of them singly, our true and lawful  attorneys  with  full power to them,  and  each  of  them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.


Name                    Title                             Date


                        Chairman of the Board and       )
                        Chief Executive Officer         )
/s/ W. T. ESREY         (Principal Executive Officer)   ) May 17, 1994
(W. T. Esrey)                                           )
                                                        )
                        Executive Vice President        )
                        and Chief Financial Officer     )
/s/ A. B. KRAUSE        (Principal Financial Officer)   ) May 17, 1994
(A. B. Krause)                                          )
                                                        )
                        Senior  Vice President and      )
                        Controller                      )
/s/ JOHN P. MEYER       (Principal Accounting Officer   ) May 17, 1994
(J. P. Meyer)                                           )



Name                    Title                             Date

                                                                                                                  )

/s/ D. AUSLEY           Director                        ) May 17, 1994
(D. Ausley)                                             )
                                                        )
                                                        )
/s/ WARREN L. BATTS     Director                        ) May 17, 1994
(W. L. Batts)                                           )
                                                        )
                                                        )
_____________           Director                        )
(R. M. Davis)                                           )
                                                        )
                                                        )
/s/ JOSEPH L. DIONNE    Director                        ) May 17, 1994
(J. L. Dionne)                                          )
                                                        )
                                                        )
/s/ DONALD J. HALL      Director                        ) May 17, 1994
(D. J. Hall)                                            )
                                                        )
                                                        )
/s/ P. H. HENSON        Director                        ) May 17, 1994
(P. H. Henson)                                          )
                                                        )
                                                        )
/s/ HAROLD S. HOOK      Director                        ) May 17, 1994
(H. S. Hook)                                            )
                                                        )
                                                        )
/s/ R. E. R. HUNTLEY    Director                        ) May 17, 1994
(R. E. R. Huntley)                                      )
                                                        )
                                                        )
/s/ RONALD T. LEMAY     Director                        ) May 17, 1994
(R. T. LeMay)                                           )
                                                        )
                                                        )
/s/ LINDA K. LORIMER    Director                        ) May 17, 1994
(L. K. Lorimer)                                         )
                                                        )
                                                        )
/s/ C. H. PRICE         Director                        ) May 17, 1994
(C. H. Price II)                                        )
                                                        )



Name                    Title                             Date


/s/ FRANK E. REED       Director                        ) May 17, 1994
(F. E. Reed)                                            )
                                                        )
                                                        )
/s/ C. E. RICE          Director                        ) May 17, 1994
(C. E. Rice)                                            )
                                                        )
                                                        )
/s/ STEWART TURLEY      Director                        ) May 9, 1994
(S. Turley)                                             )


                        Exhibit Index


Exhibit                                                     Page
Number

 4A.      Article  Fifth, Article Sixth, Article  Seventh
          and   Article   Eighth  of  the   Articles   of
          Incorporation   of   Sprint  Corporation   (the
          Articles of Incorporation are filed as  Exhibit
          4  to  Sprint Corporation's Current  Report  on
          Form 8-K dated March 9, 1993 and incorporated herein by reference).

 4B.      Rights Agreement  dated as of August  8,  1989,
          between  Sprint  Corporation  (formerly  United
          Telecommunications, Inc.) and  United  Missouri
          Bank,  n.a. (formerly United Missouri  Bank  of
          Kansas  City, N.A.) as Rights Agent  (filed  as
          Exhibit    2(b)    to   Sprint    Corporation's
          Registration Statement on Form 8-A dated August
          11, 1989 (File No. 1-4721) and incorporated herein by reference).

 4C.      Amendment and supplement dated June 4, 1992  to
          Rights  Agreement dated as of  August  8,  1989
          (filed  as Exhibit 2(c) to Amendment No.  1  on
          Form   8   dated   June  8,  1992   to   Sprint
          Corporation's Registration Statement on Form 8-
          A dated August 11, 1989 (File No. 1-4721), and incorporated herein by reference).

 5.       Opinion and consent of Don A. Jensen, Esq.

 23A.     Consent of Ernst & Young.

 23B.     Consent of Arthur Andersen & Co.

 23C. Consent of Don A. Jensen, Esq. is contained in his opinion filed as Exhibit 5.

 24. Power of Attorney is contained on page II-7 of this Registration Statement.